EXHIBIT 10.130

CASH COMPENSATION FOR

NON-MANAGEMENT DIRECTORS OF THE REGISTRANT

As of April 20, 2007, non-employee directors of Mechanical Technology, Incorporated (“the Company”) annually receive the following: 1) options to purchase 50,000 shares of the Company’s Common Stock, 2) the Chairman of the Audit Committee, the Chairman of the Governance, Compensation and Nominating Committee and the Chairman of the Technical Committee of the Company’s MTI MicroFuel Cells Inc. subsidiary each receive additional options to purchase 7,500 shares of our Company’s Common Stock, and 3) members of the Audit Committee, the Governance, Compensation and Nominating Committee and the Technical Committee of the Company’s MTI MicroFuel Cells Inc. subsidiary each receive additional options to purchase 5,000 shares of the Company’s Common Stock. Non-employee director compensation is issued on an annual basis on the third Monday of each March. These options are priced based on the closing price of the Company’s stock on the Nasdaq Global Market System on the date of grant, vest immediately and have a seven year term. Each non-management director is also reimbursed for reasonable travel and related expenses incurred on behalf of the Company.

On March 12, 2008, the Board of Directors of the Company approved the deferral of the issuance of annual stock option compensation for the Company’s non-management directors until a later date in 2008. Under the Company’s current compensation plan for its non-management directors, annual option compensation was scheduled to be issued on March 17, 2008.